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To the Securities Commission or similar regulatory authority in each of the provinces of Canada

Dear Sirs/Mesdames:

Viracocha Energy Inc. (the "Company")

We refer to the short form prospectus of Provident Energy Ltd. dated June 28, 2004 relating to the sale and issue of trust units and convertible unsecured subordinated debentures of Provident Energy Trust.

We were the auditors of the Company and under date of April 27, 2004 we reported on the following financial statements incorporated by reference in the short form prospectus:

Consolidated balance sheets as at December 31, 2003 and 2002;

Consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended.

Also incorporated by reference in the short form prospectus are the following unaudited interim financial statements which have been filed with the securities regulatory authorities prior to the date of this letter.

Consolidated balance sheet as at March 31, 2004;

Consolidated statements of operations and retained earnings (deficit) and cash flows for the three-month periods ended March 31, 2004 and 2003.

We have not audited any financial statements of the Company as at any date or for any period subsequent to December 31, 2003. Although we have performed an audit for the year ended December 31, 2003, the purpose and therefore the scope of the audit was to enable us to express our opinion on the consolidated financial statements as at December 31, 2003 and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express an opinion on the above-mentioned unaudited interim consolidated financial statements, or on the financial position, results of operations or cash flows of the Company as at any date or for any period subsequent to December 31, 2003.

We have, however, performed a review of the unaudited interim financial statements of the Company as at March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003. We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity's auditors. Such an interim review consists principally of applying analytical procedures to financial data, and making enquiries of, and having discussions with, persons responsible for financial and accounting matters. An interim review is substantially less in scope than an audit, whose objective is the expression of an opinion regarding

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the financial statements. An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our review, we are not aware of any material modification that needs to be made for these interim consolidated financial statements to be in accordance with Canadian generally accepted accounting principles.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

Chartered Accountants

Calgary, Canada
June 28, 2004